EXHIBIT 99.1

Genesee & Wyoming Names David A. Brown as Successor to Chief Operating Officer James W. Benz

GREENWICH, Conn. (BUSINESS WIRE) Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today named David A. Brown as the successor to GWI's current Chief Operating Officer ("COO"), James W. Benz. The appointment comes in anticipation of Benz's retirement in the first quarter of 2013. Over the remainder of 2012, Brown will become familiar with GWI's diverse operations, including those in Australia, and the two will be working closely to ensure a smooth transition at the end of Benz's tenure. Following the transition, Brown will be responsible for GWI's 10 operating regions in North America, Australia and Europe.

From 2010 to early 2012, Brown was Executive Vice President and COO of CSX Transportation. He was Chief Transportation Officer for CSX from 2006 to 2010 and, prior to that, served 25 years with Norfolk Southern in roles ranging from strategic planning to the integration of the Conrail acquisition. He earned a B.S. from the University of Tennessee and completed the Advanced Management Program at Harvard University.

In 1987, Benz founded Rail Link Inc., which was acquired by GWI in 1996. Over the ensuing nine years, he built Rail Link into GWI's largest operating region. In 2005, Benz was appointed COO of GWI. During his tenure, GWI's revenues have more than doubled, the operating ratio has improved to record levels and the Company's safety performance has become the best in the rail industry.

"Both Jim and David have extraordinary track records of success in railroad operations, and we will benefit from a long overlap in the transition to Jim's retirement," said Jack Hellmann, President and CEO. "We are grateful for what Jim has helped GWI become over the past 16 years, and we look forward to David building on that success in the years ahead."

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, we operate the Tarcoola to Darwin rail line, which links the Port of Darwin to the Australian interstate rail network in South Australia. Operations currently include 65 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

SOURCE: Genesee & Wyoming Inc.

Genesee & Wyoming Inc.
Michael E. Williams, 203-413-2116
Director, Corporate Communications